Exhibit 10.6
LIMEADE, INC.
2019 OMNIBUS INCENTIVE PLAN
Notice of Restricted Stock Unit Grant
Limeade, Inc., a Washington corporation (the “Company”), has awarded to you (“Grantee”) restricted stock units (“RSUs”) covering the number of shares of Common Stock (“Shares”) set forth below (the “RSU Grant”) under its 2019 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Grantee Name:
Employee ID:
Grant ID:
Date of Grant:
Number of RSUs:
State/Country at Grant:
Vesting Commencement Date:
Vesting Schedule:

Capitalized terms used but not defined in this Notice of RSU Grant (this “Notice”) or the attached RSU Terms and Conditions (including any appendices and exhibits attached thereto) will have the same meanings specified in the Plan. This Notice and the RSU Terms and Conditions are collectively referred to as the “Grant Agreement” applicable to the RSUs.

By accepting (whether electronically or otherwise) the RSU Grant, Grantee acknowledges and agrees to the following:

1.The RSU Grant is governed by the terms and conditions of this Grant Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan will prevail.

2. Grantee has received a copy of the Plan, this Grant Agreement, the Plan prospectus (if required under Applicable Law), and the Trading Policy, and represents that he or she has read these documents and is familiar with their terms. Grantee further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee and the Plan Administrator regarding any questions relating to the RSU Grant and the Plan.

3. Vesting of the RSUs is subject to Grantee’s Continuous Service Status as an Employee, Director, or Consultant, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Grant Agreement or the Plan changes the nature of that relationship.

4. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Grantee should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5. Grantee consents to electronic delivery and participation as set forth in the Plan and this Grant Agreement.

6. If Grantee does not accept or decline this RSU Grant within 90 days of the Date of Grant or by such other date that may be communicated to Grantee by the Company, the Company will accept this RSU Grant on Grantee’s behalf and Grantee will be deemed to have accepted the terms and conditions of the RSUs set forth in the Plan and this Grant Agreement. If Grantee wishes to decline this RSU Grant, Grantee should promptly notify Limeade at finance@limeade.com. If Grantee declines this RSU Grant, the RSUs will be cancelled and no benefits from the RSUs nor any compensation or benefits in lieu of the RSUs will be provided to Grantee.

Limeade, Inc	Grantee
By:	Signature
Title:
1